UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust III, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.2 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.2 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 8, 2015, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.04 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015, with the exception of a reduction to the Company’s net asset value for acquisition fees and closing costs related to a real estate acquisition that closed subsequent to September 30, 2015 and deferred financing costs related to a mortgage loan that closed subsequent to September 30, 2015. There have been no other material changes between September 30, 2015 and the date of this filing that would impact the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation firm, to provide appraisals for each of the Company’s 27 real estate properties owned as of September 30, 2015 (the “Appraised Properties”) and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 8, 2015.  Duff & Phelps based this range in estimated value per share upon (i) its appraisals of the Appraised Properties (ii) valuations performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of the Company’s real estate loan receivable, cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 and (iii) a reduction to the Company’s net asset value for acquisition fees and closing costs related to a real estate acquisition that closed subsequent to September 30, 2015 and deferred financing costs related to a mortgage loan that closed subsequent to September 30, 2015.  The appraisal reports Duff & Phelps prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
Upon the conflicts committee’s receipt and review of Duff & Phelps’ valuation report, which included an appraised value for each of the Appraised Properties and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Duff & Phelps, and in light of other factors considered by the Company’s conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $9.27 to $10.87, with an approximate mid-range value of $10.04 per share, as indicated in Duff & Phelps’ valuation report and recommended by the Advisor, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $10.04 as the estimated value per share of the Company’s common stock, which approximates the mid-range value determined by Duff & Phelps and recommended by the Advisor.  The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $10.04 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 8, 2015 as well as the calculation of the Company’s prior estimated value per share as of December 9, 2014. The Company determined the December 9, 2014 estimated value per share solely to be used as a component in calculating the offering price in its now-terminated primary initial public offering. Neither Duff & Phelps nor CBRE Capital Advisors, Inc. (“CBRE Cap”), which provided a calculation of the range in estimated value per share of the Company’s common stock as of December 9, 2014, were responsible for the determination of the estimated value per share as of December 8, 2015 or December 9, 2014, respectively.

	December 8, 2015 Estimated Value per Share	December 9, 2014 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$18.74	$17.39	$1.35
Real estate-related investment	0.12	0.18	(0.06)
Cash (3)	0.55	1.56	(1.01)
Other assets	0.08	0.12	(0.04)
Mortgage debt (4)	(8.93)	(9.31)	0.38
Other liabilities	(0.51)	(0.39)	(0.12)
Acquisition and deferred financing costs subsequent to September 30, 2015	(0.01)	—	(0.01)
Acquisition-related costs subsequent to September 30, 2014	—	(0.13)	0.13
Estimated value per share	$10.04	$9.42	$0.62
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$10.04	$9.42	$0.62
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(1) The December 9, 2014 estimated value per share was based upon a calculation of the range of estimated value per share of the Company’s common stock as of September 30, 2014 by CBRE Cap and recommended by the Advisor. CBRE Cap based this range in estimated value per share upon appraisals of the Company’s real estate properties performed by CBRE, Inc. (“CBRE”) and valuations performed by the Advisor with respect to the Company’s cash, real estate loan receivable, other assets, mortgage debt and other liabilities. For more information relating to the December 9, 2014 estimated value per share and the assumptions and methodologies used by CBRE, CBRE Cap and the Advisor, see Part II, Item 5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC.
(2) The increase in the estimated value of real estate properties per share was primarily due to the acquisitions of real estate properties subsequent to September 30, 2014 and an increase in the appraised value of real estate properties acquired prior to September 30, 2015. Other than acquisition fees and closing costs, the acquisition of a real estate property subsequent to September 30, 2015 did not have an effect on the Company’s estimated value per share shown above.
(3) The decrease in cash is primarily due to expenditures for real estate acquisitions through September 30, 2015.
(4) The decrease in the estimated value of mortgage debt per share was primarily due to the increase of shares outstanding, partially offset by the increase in mortgage debt outstanding related to real estate acquisitions through September 30, 2015.
The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the increase in the estimated value per share from $9.42 to $10.04. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, new investments and related financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

	Change in Estimated Value per Share
December 9, 2014 estimated value per share	$9.42
Changes to estimated value per share
Real estate
Real estate	1.30
Capital expenditures on real estate	(0.48)
Total change related to real estate	0.82
Undistributed operating cash flows	0.02
Acquisition-related and financing costs	(0.09)	(1)
Notes payable	(0.02)
Interest rate swap liability	(0.12)
Other changes, net	0.01
Total change in estimated value per share	$0.62
December 8, 2015 estimated value per share	$10.04
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(1) Amount includes acquisition fees and closing costs related to a real estate acquisition that closed subsequent to September 30, 2015 and deferred financing costs related to a mortgage loan that closed subsequent to September 30, 2015.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. In addition, the Company is still investing proceeds from its now-terminated initial public offering and the estimated value per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of December 8, 2015, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a participation fee the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was engaged by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 8, 2015. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Duff & Phelps is based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock and Duff & Phelps will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
Although Duff & Phelps considered any comments received from the Company or the Advisor to its appraisal reports, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Duff & Phelps appraised each of the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Duff & Phelps calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The Appraised Properties consist of 26 office properties and one mixed use office/retail property, which were acquired for a total purchase price of $3.0 billion, including $43.2 million of acquisition fees and acquisition expenses, and as of September 30, 2015, the Company had invested $130.0 million in capital and tenant improvements in the Appraised Properties. As of September 30, 2015, the total appraised value of the Appraised Properties as provided by Duff & Phelps using the appraisal methods described above was $3.3 billion. The total appraised value of the Appraised Properties, compared to the total acquisition cost of the Appraised Properties plus subsequent capital improvements through September 30, 2015, results in an overall increase in the value of the Appraised Properties of approximately 5.9%.

The following table summarizes the key assumptions that Duff & Phelps used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	5.75% to 7.75%	6.58%
Discount rate	6.50% to 8.75%	7.61%
Net operating income compounded annual growth rate (1)	(1.55)% to 10.74%	4.50%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Appraised Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.45	$(0.42)	$0.60	$(0.54)
Discount Rate	0.37	(0.36)	0.56	(0.54)
Finally, a 1% increase in the appraised value of the Appraised Properties would result in an $0.18 increase in the Company’s estimated value per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.19 to the Company’s estimated value per share, assuming all other factors remain unchanged.
Real Estate Loan Receivable
The Advisor’s estimated value for the Company’s real estate loan receivable is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, but does not equal the book value of the loan in accordance with GAAP. The Advisor estimated the value of the real estate loan receivable by applying a discounted cash flow analysis over the remaining expected life of the investment, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investment were based on the investment’s contractual cash flow, which the Company anticipates it will receive. The expected cash flow for the loan was discounted at a rate that the Company expects a market participant would require for an instrument with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2015, the Company owned one real estate loan receivable. The cost of the Company’s real estate loan receivable was $21.7 million, which amount includes $0.1 million of origination fees and origination expenses and $11.9 million of net amount funded after origination. As of September 30, 2015, the GAAP fair value of the Company’s real estate loan receivable was $21.5 million and the outstanding principal balance was $21.6 million. The discount rate applied to the cash flow from the real estate loan receivable, which has a remaining term of 0.75 years, was approximately 8.25%. Similar to the appraisals of the Appraised Properties, a change in the assumptions and inputs would change the fair value of the Company’s real estate loan receivable and thus, the Company’s estimated value per share. However, assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the Company’s estimated value per share. Additionally, assuming all other factors remain unchanged, a 5% decrease or increase in the discount rates would have no impact on the Company’s estimated value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements.

As of September 30, 2015, the GAAP fair value and the carrying value of the Company’s notes payable were $1.6 billion and $1.6 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 2.7%. The Company’s notes payable have a weighted-average remaining term of 3.1 years.
The table below illustrates the impact on the Company’s estimated value per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.07)	$0.07	$(0.04)	$0.04
Deferral of Asset Management Fees
Pursuant to the Company’s advisory agreement, with respect to asset management fees accruing from March 1, 2014, the Advisor defers, without interest, the Company’s obligation to pay asset management fees for any month in which the Company’s modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the IPA in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared by the Company for record dates of that month. The Company remains obligated to pay the Advisor an asset management fee in any month in which the Company’s MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the advisory agreement.
However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as the Company’s stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.
As of September 30, 2015, the Company had accrued and deferred payment of $11.6 million of asset management fees under the advisory agreement, as the Company believes the payment of this amount to the Advisor is probable. These fees will be reimbursed in accordance with the terms noted above. For the purposes of determining the estimated value per share, the Advisor included $2.0 million of this liability or $0.01 per share, based on the MFFO Surplus generated in September 2015. The remaining accrued and deferred asset management fees of $9.6 million, or $0.05 per share as of September 30, 2015, was not included in the calculation of the estimated value per share as these amounts would only be payable in connection with future MFFO Surplus. Additionally, based on a hypothetical liquidation of the assets and liabilities as of September 30, 2015, the Company would not be liable for the $9.6 million of accrued and deferred asset management fees that were excluded from the calculation of the estimated value per share.
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.

Limitations of Estimated Value per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 31, 2015 customer account statements that will be mailed in January 2016. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the Company’s estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2015, with the exception of a reduction to the Company’s net asset value for acquisition fees and closing costs related to a real estate acquisition that closed subsequent to September 30, 2015 and deferred financing costs related to a mortgage loan that closed subsequent to September 30, 2015. The Company did not make any other adjustments to the estimated value per share subsequent to September 30, 2015, including any adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs related to the Company’s dividend reinvestment plan offering; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets and the real estate and finance markets. The Company’s estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. In addition, the Company is still investing proceeds from its now-terminated initial public offering and the estimated value per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. The Company currently expects to utilize an independent valuation firm to update its estimated value per share in December 2016.

Dividend Reinvestment Plan
Pursuant to the Company’s dividend reinvestment plan, once the Company establishes an estimated value per share of the Company’s common stock for a purpose other than to set the price to acquire a share of the Company’s common stock in the Company’s now-terminated primary initial public offering, participants in the dividend reinvestment plan will acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. As such, commencing on the next dividend reinvestment plan purchase date, which is January 4, 2016, participants will acquire shares of the Company’s common stock under the plan at a price equal to 95% of $10.04, or $9.54 per share.
If a participant wishes to terminate participation in the Company’s dividend reinvestment plan effective for the January 4, 2016 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 24, 2015.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
In accordance with the Company’s share redemption program, once the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in a primary public offering, the redemption price for shares eligible for redemption will be calculated based upon the updated estimated value per share.  In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
The Company redeems shares on the last business day of each month.  Effective for the December 31, 2015 redemption date, the redemption price for all stockholders will be calculated based on the December 2015 estimated value per share.  For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2015 in the case of the December 31, 2015 redemption date.
There are several limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 7, 2014 and is available at the SEC’s website at http://www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$9.42	(1)	December 9, 2014	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed March 9, 2015
$9.29	(1)	May 5, 2014	Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014
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(1) Determined solely to be used as a component in calculating the offering prices in the Company’s now-terminated primary initial public offering.
Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC

99.2	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 9, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer